INVESTMENT ADVISORY AGREEMENT
Transamerica Fund Advisors, Inc.

This Agreement, entered into as of November 1, 2007 between Diversified Investors Portfolios, a New York trust (referred to herein as the Trust), and Transamerica Fund Advisors, Inc., a Florida corporation (referred to herein as TFAI), to provide certain management and advisory services to each series of the Trust listed on Schedule A hereto (each, a Fund).
The Trust is registered as an open-end investment company registered under the Investment Company Act of 1940 (collectively with the rules and regulations promulgated thereunder and any exemptive orders thereunder, the 1940 Act), and consists of more than one series, including the Funds. In managing each of the Funds, as well as in the conduct of certain of its affairs, the Trust wishes to have the benefit of the investment advisory services of TFAI and its assistance in performing certain management functions. TFAI desires to furnish services for the Trust and to perform the functions assigned to it under this Agreement for the considerations provided. Accordingly, the parties have agreed as follows:
Appointment. The Trust hereby appoints TFAI as each Funds investment adviser for the period and on the terms set forth in this Agreement. TFAI accepts such appointment and agrees to render or cause to be rendered the services set forth for the compensation herein specified.
Investment Advisory Services. In its capacity as investment adviser to each Fund, TFAI shall have the following responsibilities:
(a)Subject to the supervision of the Trusts Board of Trustees
(the Board), TFAI shall regularly provide the Fund with investment research, advice, management and supervision and shall furnish a continuous investment program for the Funds portfolio of securities and other investments consistent with the Funds investment objectives, policies and restrictions, as stated in the Funds current Prospectus and Statement of Additional Information. TFAI shall determine from time to time what securities and other investments and instruments will be purchased, retained, sold or exchanged by the Fund and what portion of the assets of the Funds portfolio will be held in the various securities and other investments in which the Fund invests, and shall implement those decisions (including the execution of investment documentation and agreements), all subject to the provisions of the Trusts Declaration of Trust and By-Laws (collectively, the Governing Documents), the 1940 Act and the applicable rules and regulations promulgated thereunder by the Securities and Exchange Commission (the SEC) and interpretive guidance issued thereunder by the SEC staff and any other applicable federal and state law, as well as the investment objectives, policies and restrictions of the Fund referred to above, and any other specific policies adopted by the Board and disclosed to TFAI. TFAI is authorized as the agent of the Trust to give instructions to the custodian of the Fund as to deliveries of securities and other investments and payments of cash for the account of the Fund.
Subject to applicable provisions of the 1940 Act and direction from the Board, the investment program to be provided hereunder may entail the investment of all or substantially all of the assets of the Fund in one or more investment companies.
(b)TFAI will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer, foreign currency dealer, futures commission merchant or others selected by it. In connection with the selection of such brokers or dealers and the placing of such orders, subject to applicable law, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the Exchange Act)) to the Fund and/or the other accounts over which TFAI or its affiliates exercise investment discretion. TFAI is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if TFAI determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which TFAI and its affiliates have with respect to accounts over which they exercise investment discretion. The Board may adopt policies and procedures that modify and restrict TFAIs authority regarding the execution of the Funds portfolio transactions provided herein.
(c)The Fund hereby authorizes any entity or person associated with TFAI which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Fund which is permitted by Section 11(a) of the Exchange Act and Rule 11a2-2(T) thereunder, and the Fund hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)
(a)(2)(iv). Notwithstanding the foregoing, TFAI agrees that it will not deal with itself, or with Trustees of the Trust or any principal underwriter of the Fund, as principals or agents in making purchases or sales of securities or other property for the account of the Fund, nor will it purchase any securities from an underwriting or selling group in which TFAI or its affiliates is participating, or arrange for purchases and sales of securities between the Fund and another account advised by TFAI or its affiliates, except in each case as permitted by the 1940 Act and in accordance with such policies and procedures as may be adopted by the Fund from time to time, and will comply with all other provisions of the Governing Documents and the Funds then-current Prospectus and Statement of Additional Information relative to TFAI and its directors and officers.
(d)TFAI shall, at the request of the Board, exercise voting rights, rights to consent to corporate action and any other rights pertaining to each Funds portfolio securities.
Management Services. TFAI shall furnish or make available to each Fund the services of executive and management personnel to supervise the performance of administrative, record-keeping, shareholder relations, regulatory reporting and compliance services, the services of the Funds custodian and transfer agent, and other functions of the Fund. TFAI shall also assist in the preparation of reports to shareholders of each Fund as requested by the Trust. In accordance with the foregoing, TFAI shall, at the request of the Board, provide advice and recommendations with respect to other aspects of the business and affairs of the Fund.
Subadvisers.  Subject to the Boards approval, TFAI or any Fund may enter into contracts with one or more investment subadvisers, including without limitation, affiliates of TFAI, in which TFAI delegates to such investment subadvisers any or all its duties specified hereunder, on such terms as TFAI will determine to be necessary, desirable or appropriate, provided that in each case
TFAI shall supervise the activities of each such subadviser and further provided that such contracts impose on any investment subadviser bound thereby all the conditions to which TFAI is subject hereunder and that such contracts are entered into in accordance with and meet all applicable requirements of the 1940 Act.
Activities of TFAI.  Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of TFAI who may also be a Trustee, officer or employee of the Trust or a Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of TFAI to engage in any other business or to render services of any kind, including investment advisory and management services, to any other fund, firm, individual or association. If the purchase or sale of securities for a Fund and one or more other accounts of TFAI is considered at or about the same time, transactions in such securities will be allocated among the accounts in a manner deemed equitable by TFAI. Such transactions may be combined, in accordance with applicable laws and regulations, and consistent with TFAIs policies and procedures as presented to the Board from time to time.
Allocation of Charges and Expenses. During the term of this Agreement, the Funds will bear all expenses not expressly assumed by TFAI incurred in the operation of each Fund and the offering of its shares. Without limiting the generality of the foregoing:
Each Fund shall pay (i) fees payable to TFAI pursuant to this Agreement; (ii) the cost (including brokerage commissions, if any) incurred in connection with purchases and sales of the Funds portfolio securities; (iii) expenses of organizing the Fund; (iv) filing fees and expenses relating to registering and qualifying and maintaining the registration and qualification of the Funds shares for sale under federal and state securities laws; (v) its allocable share of the compensation, fees and reimbursements paid to the Trusts non-interested Trustees; (vi) custodian and transfer agent fees; (vii) legal and accounting expenses allocable to the Fund, including costs for local representation in the Trusts jurisdiction of organization and fees and expenses of special counsel, if any, for the independent Trustees; (viii) all federal, state and local tax (including stamp, excise, income and franchise taxes) and the preparation and filing of all returns and reports in connection therewith; (ix) cost of certificates, if any, and delivery to purchasers; (x) expenses of preparing and filing reports with federal and state regulatory authorities; (xi) expenses of shareholders meetings and of preparing, printing and distributing proxy statements (unless otherwise agreed to by the Trust and TFAI); (xii) costs of any liability, uncollectible items of deposit and other insurance or fidelity bonds; (xiii) any costs, expenses or losses arising out of any liability of or claim for damage or other relief asserted against the Trust for violation of any law; (xiv) expenses of preparing, typesetting and printing prospectuses and supplements thereto for existing shareholders and of reports and statements to shareholders;
(xv) fees and expenses in connection with membership in investment company organizations and 12b-1 fees; and (xvi) any extraordinary expenses incurred by the Trust on behalf of the Fund.TFAI shall pay all expenses incurred by it in the performance of its duties under this Agreement. TFAI shall authorize and permit any of its directors, officers and employees, who may be elected as Trustees or officers of the Trust, to serve in the capacities in which they are elected, and shall pay all compensation, fees and expenses of such Trustees and officers.
Obligation to Provide Information.  Each partys obligation
 to provide information shall be as follows:
(a)The Trust shall at all times keep TFAI fully informed with regard to the securities owned by each Fund, the Funds funds available, or to become available, for investment, and generally as to the condition of the Funds affairs. The Trust shall furnish TFAI with such other documents and information with regard to each Funds affairs as TFAI may from time to time reasonably request.
(b)TFAI shall at all times keep the Trust fully informed with regard to each Funds investment performance and investment mandate compliance, and generally as to the condition of its affairs. TFAI shall furnish the Trust with such other documents and information with regard to each Funds affairs as the Trust may from time to time reasonably request.
Compensation of TFAI.  As compensation for the services
 performed by TFAI, each Fund shall pay TFAI, as promptly as possible after the last day of each month, a fee, computed daily at an annual rate set forth opposite the Funds name on Schedule A annexed hereto.
The first payment of the fee shall be made as promptly as possible at the end of the month succeeding the effective date of this Agreement, and shall constitute a full payment of the fee due TFAI for all services prior to that date. If this Agreement is terminated as of any date not the last day of a month, such fee shall be paid as promptly as possible after such date of termination, shall be based on the average daily net assets of the Fund in that period from the beginning of such month to such date of termination, and shall be that proportion of such average daily net assets as the number of business days in such period bears to the number of business days in such month. The average daily net assets of the Fund shall in all cases be based only on business days and be computed as of the time of the regular close of business of the New York Stock Exchange, or such other time as stated in the Funds then-current Prospectus or as may be determined by the Board. Compensation of Trustees, Officers and Employees. No Trustee, officer or employee of the Trust or a Fund shall receive from the Trust or the Fund any salary or other compensation as such Trustee, officer or employee while he is at the same time a director, officer, or employee of TFAI or any affiliated company of TFAI, except as the Board may decide. This paragraph shall not apply to Trustees, executive committee members, consultants and other persons who are not regular members of TFAIs or any affiliated companys staff.
Term. This Agreement shall continue in effect with respect to each Fund, unless sooner terminated in accordance with its terms, for two years from its effective date, and shall continue in effect from year to year thereafter, provided such continuance is specifically approved at least annually by the vote of a majority of the Trustees who are not parties hereto or interested persons of any such party, cast in person at a meeting called for the purpose of voting on the approval of the terms of such renewal, and by either the Board or the affirmative vote of a majority of outstanding voting securities of that Fund. Termination. This Agreement may be terminated with respect to any Fund at any time, without penalty, by the Board or by the shareholders of the Fund acting by vote of at least a majority of its outstanding voting securities, provided in either case that 60 days written notice of termination be given to TFAI at its principal place of business.
This Agreement may be terminated with respect to any Fund by TFAI at any time by giving 60 days written notice of termination to the Trust, addressed to its principal place of business. This Agreement may be terminated with respect to any Fund upon the mutual written consent of TFAI and the Trust. This Agreement shall terminate automatically in the event of its assignment by TFAI and shall not be assignable by the Trust without the consent of TFAI. For the avoidance of doubt, it is understood that this Agreement may be amended, terminated or not renewed as to one or more Funds without affecting the other Funds hereunder.
Use of Name. If this Agreement is terminated with respect to any Fund and TFAI no longer serves as investment adviser to the Fund, TFAI reserves the right to withdraw from the Trust the use of the names Transamerica and Transamerica Partners with respect to that Fund or any name misleadingly implying a continuing relationship between the Fund and TFAI or any of its affiliates.
Liability of TFAI. TFAI may rely on information reasonably believed by it to be accurate and reliable. TFAI assumes no responsibility under this Agreement other than to render the services called for hereunder, in good faith, and shall not be liable for any error of judgment or mistake of law, or for any loss arising out of any investment or for any act or omission in the execution of securities transactions for any Fund, provided that nothing in this Agreement shall protect TFAI against any liability to the Fund to which TFAI would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder. As used in this Section 13, the term TFAI shall include any affiliates of TFAI performing services for the Trust or the Fund contemplated hereby and the partners, shareholders, directors, officers and employees of TFAI and such affiliates.
Meanings of Certain Terms. For the purposes of this Agreement, each Funds net assets shall be determined as provided in the Funds then-current Prospectus and Statement of Additional Information and the terms assignment, interested person, and majority of the outstanding voting securities shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, regulation or order.
Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally with respect to a Fund, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.
No material amendment of the Agreement shall be effective with respect to a Fund until approved, if so required by the 1940 Act, by vote of the holders of a majority outstanding voting securities of that Fund. Schedule A hereto may be amended at any time to add additional series of the Trust as agreed by the Trust and TFAI. Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors. This Agreement replaces the investment advisory agreement between the Trust and Diversified Investment Advisors, Inc. (Diversified), and TFAI succeeds to all rights and obligations of Diversified under all existing subadvisory agreements for the Funds to which Diversified is a party.
Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Florida and the applicable provisions of the 1940 Act.
Limitation of Liability. A copy of the Trusts Declaration of Trust is on file with the state of New York, and notice is hereby given that this Agreement is executed on behalf of the Trustees as Trustees of the Trust and not individually, and that the obligations under this Agreement are not binding upon any of the Trustees, officers, shareholders, agents or employees of the Trust individually, but binding only upon the assets and property of the applicable Fund. TFAI agrees that for services rendered to a Fund, or for any claim by it in connection with services rendered to the Fund, it shall look only to assets of the Fund for satisfaction and that it shall have no claim against the assets of any other series of the Trust.

The parties hereto have caused this Agreement to be executed by their duly authorized signatories as of the date and year first above written.

TRANSAMERICA FUND ADVISORS, INC.
By:  /s/T. Gregory Reymann, II
Name:  T. Gregory Reymann, II
Title:  Senior Vice President and Chief Compliance Officer
DIVERSIFIED INVESTORS PORTFOLIOS


By:  /s/Dennis P. Gallagher
Name:  Dennis P. Gallagher
Title:  Vice President, General Counsel and Secretary

Schedule A
Fund
Investment Advisory Fee
Money Market Portfolio
0.25%
High Quality Bond Portfolio
0.35%
Inflation-Protected Securities Portfolio
0.35%
Core Bond Portfolio
0.35%
Total Return Bond Portfolio
0.35%
High Yield Bond Portfolio
0.55%
Balanced Portfolio
0.45%
Value & Income Portfolio
0.45%
Value Portfolio
0.50%
Growth & Income Portfolio
0.60%
Equity Growth Portfolio
0.62%
Aggressive Equity Portfolio
0.77%
Mid-Cap Value Portfolio
0.67%
Mid-Cap Growth Portfolio
0.72%
Small-Cap Value Portfolio
0.82%
Special Equity Portfolio
0.80%
Small-Cap Growth Portfolio
0.87%
International Equity Portfolio
0.75%